EXECUTION COPY


                              VOTING AGREEMENT

         Voting Agreement, dated as of March 8, 2002 (this "Agreement"), by and among AOL Time Warner Inc. ("AOLTW"), Banco Itau S.A., Banco Itau S.A.--Cayman Branch and Itau Bank Limited (each, an "Stockholder" and collectively, the "Stockholders").

         WHEREAS, America Online Latin America, Inc., a Delaware corporation ("Company") and AOLTW have, contemporaneously with the execution and delivery of this Agreement, entered into a Note Purchase Agreement dated as of March 8, 2002 (the "Note Purchase Agreement") providing for the purchase by AOLTW or its assigns of an aggregate principal amount of up to $160 million of the Company's 11% Senior Convertible Notes due 2007 pursuant to the terms and conditions thereof (capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Note Purchase Agreement);

         WHEREAS, in connection with the Note Purchase Agreement, AOLTW, America Online, Inc., Aspen Investments LLC and Atlantis Investments LLC have, contemporaneously with the execution and delivery of this Agreement, entered into a Voting Agreement, dated as of March 8, 2002, a copy of which has been made available to the Stockholders.

         Now, therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Note Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the Stockholders agree as follows:

                 ARTICLE I: REPRESENTATIONS AND WARRANTIES

         1.1 Voting Control. The number of shares of capital stock of the Company to which each Stockholder has power to instruct the voting thereof (pursuant to, and subject to the terms and conditions of, the repurchase transactions and related documentation described in the Schedule 13D and the amendments thereto under the Exchange Act filed by the Stockholders (the "Repos") as of the date hereof (collectively, the "Shares"; together with all of the capital stock of the Company to which such Stockholder acquires voting power after the date hereof, the "Subject Shares") is set forth opposite such Stockholder's name on Exhibit A. Each Stockholder has the power to instruct the voting of the applicable Shares pursuant to, and subject to the terms and conditions of, the Repos, free and clear of all liens, encumbrances, options, rights of first refusal and other similar rights and restrictions, in each case, other than as set forth under this Agreement, the Itau Stockholder Agreement and the Repos.

         1.2 Power; Authority; Validity of Agreement. Each party hereto represents and warrants to the other parties that (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (y) general principles of equity (whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance by such party of this Agreement does not and will not (i) require such party to obtain any consent or approval from any Governmental Authority or third-party (other than any consent or approval or action under the Repos) or (ii) conflict with such party's organizational documents.

                       ARTICLE II: VOTING OF SHARES

         2.1 Voting Obligations. Subject to the satisfaction (or waiver in writing by the applicable Stockholders) of each of the conditions set forth in Section 2.2, and, so long as no default has occurred and is continuing under any of the Repos, each Stockholder shall: (a) instruct (and use reasonable efforts to employ any rights it has under the Repos to cause) the holders of record of any applicable Subject Shares on any applicable record date (the "Record Holder") to appear, in person or by proxy, so that all the applicable Subject Shares are counted for the purpose of obtaining a quorum at a meeting of shareholders of the Company (currently contemplated to be the Company's annual meeting of shareholders for the year 2002), and at any adjournment or adjournments thereof, at which (i) a proposal to approve and adopt the Amendment to Restated Certificate of Incorporation of the Company attached hereto as Attachment 1 (the "Charter Amendments"), (ii) a proposal to approve (t) the issuance of the Initial Notes under the Note Purchase Agreement, (u) the issuance of PIK Notes or Applicable Shares as interest on the Notes in accordance with the terms of the Notes, (v) the issuance of any shares of capital stock of the Company pursuant to the conversion of the Notes or the conversion or redemption of the Applicable Shares in accordance their respective terms, (w) the issuance of Class A Common Stock pursuant to the conversion of Class B Common Stock in accordance with its terms (x) the issuance of capital stock of the Company as dividends on the Series F Preferred Stock and the Series B Preferred Stock in accordance with the terms of such securities, (y) the adjustment of the conversion price of the Notes pursuant to the anti-dilution provisions of the Notes, in the case of each of clauses (t) through (y), in accordance with the terms contemplated by the Note Purchase Agreement and the Notes, and (z) any other term or provision of the Note Purchase Agreement, Notes, Charter Amendments, Certificate of Designation that would require shareholder approval under Rule 4350 of the Marketplace Rules of the Nasdaq Stock Market to be effective and (iii) the filing of a Certificate of Elimination in respect of the Series F Preferred Stock after the filing of the Charter Amendments (the matters described in the foregoing clauses, (i) through (iii), the "Covered Matters") and (b) instruct (and use reasonable efforts to employ any rights it has under the Repos to cause) the Record Holder to vote, in person or by proxy, all of such Stockholder's Subject Shares in favor of each of the Covered Matters (it being understood by the parties hereto that, in accordance with the terms of the Repos, the Stockholders will require at least eight (8) Business Days' notice to the vote on any Covered Matter in order to so instruct the Record Holders of the Shares with respect to any action, document, meeting or vote contemplated by clauses (a) and (b) of this
Section 2.1). In the event that any Subject Shares of any Stockholder are not subject to a Repo, subject to the satisfaction (or waiver in writing by such Stockholder) of each of the conditions set forth in Section 2.2, such Stockholder agrees to appear, in person or by proxy, with and vote such Subject Shares as provided above.

         2.2 Conditions to Voting Obligations. The obligations of each Stockholder under Section 2.1 of this Agreement are subject to the fulfillment (or waiver in writing by such Stockholder) of each of the following conditions at the time any shareholder action on any of the Covered Matters is otherwise to be taken: (a) any governmental approvals (other than filings and the expiration of any waiting period under the HSR
Act) necessary to permit the filing of the Charter Amendments and the consummation of the transactions contemplated by the Note Purchase Agreement and the Notes shall have been duly obtained and shall be in full force and effect; (b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision (whether temporary or permanent) preventing or challenging the Covered Matters or the filing of the Charter Amendments or the consummation of the transactions contemplated by the Note Purchase Agreement, the Notes or this Agreement shall be in effect, nor shall any proceeding have been brought or threatened in writing by a Governmental Authority seeking any of the foregoing; (c) no Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits or restricts the Covered Matters or the filing of the Charter Amendments or the consummation of the transactions contemplated by the Note Purchase Agreement, the Notes or this Agreement; (d) Aspen Investments LLC and Atlantis Investments LLC shall have executed and delivered the Other Voting Agreement, such agreement shall be in full force and effect and such shareholders shall have approved or be approving the Covered Matters contemporaneously with the approvals of the Covered Matters hereunder; (e) no amendment or modification or waiver of the terms of the Charter Amendments, the Note Purchase Agreement or the Notes shall have occurred (i) which relates to the economic terms of the transactions contemplated hereby or (ii) which in any other case is material and adverse to such Stockholder or the holders of shares of Class A Common Stock (in either case directly or through their interest in the Company), and no default by any party thereto that is material and adverse to such Stockholder or the holders of shares of Class A Common Stock (in either case directly or through their interest in the Company) shall have occurred; (f) no actions, suits or proceedings by or before any Governmental Authority shall be pending or threatened by a Governmental Authority against or affecting the Stockholders (or their officers, directors, employees, controlling persons or affiliates) with respect to the Charter Amendments, the Note Purchase Agreement, the Notes, this Agreement or any of the transactions contemplated hereby and thereby; and
(g) the delivery of the Fairness Opinion to the Special Committee of the Board of Directors of the Company. For purposes of this Section 2.2, "threatened" means that one or more relevant parties have been advised by an authorized person of a Governmental Authority that such Governmental Authority intends to proceed with an administrative or legal action, suit or proceeding.

         2.3 Transfer of Ownership of Control. In the event that any Stockholder intends to hereafter transfer ownership or voting control (including through any amendment to the Repos) of any of the applicable Subject Shares owned of record and/or beneficially by such Stockholder to a Person that is not then a Stockholder, as a condition to the effectiveness of such transfer, such Stockholder shall cause the transferee to agree, by executing and delivering to the other parties hereto a joinder agreement in form and substance reasonably satisfactory to each of the Stockholders, to become a party to this Agreement from and after the time such transfer is effected; provided that no Stockholder will be restricted from amending any existing Repos or entering into new Repo transactions substantially similar to its existing Repos, so long as such Stockholder retains the right to control the voting of the Subject Shares subject thereto on terms substantially similar to the existing Repos.

                        ARTICLE III: MISCELLANEOUS

         3.1 Enforcement of Agreement. The parties hereto agree that immediate, substantial and irreparable harm for which monetary damages will be inadequate will occur in the event that any of the provisions of this Agreement are not performed in accordance with its terms by another party hereto or this Agreement is otherwise breached by another party hereto. Accordingly, it is agreed that each of the Stockholders hereto will be entitled, in addition to any other remedy to which such party is entitled at law or in equity, to (a) an injunction or injunctions to prevent breaches or continuing breaches of this Agreement by any other Stockholder and (b) an order of specific performance of the provisions hereof. Notwithstanding the foregoing, none of the Stockholders (and none of their officers, directors, employees, controlling persons or affiliates) shall be liable to any other party hereto, the Company or any other person for failure of the Record Holders to appear at the meeting of shareholders of the Company or vote on any of the Covered Matters in accordance with the instructions provided by the Stockholders; so long as the ability to instruct the Record Holders to vote in accordance with the terms of the Repos shall not be limited through the amendment, waiver or other modification of the terms of such Repos and the Stockholders shall have used their reasonable efforts to cause such Record Holders to so appear and vote.

         3.2 Several Obligations. The obligations of the Stockholders hereunder shall be "several" and not "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances shall any Stockholder have any liability or obligation with respect to any misrepresentation or breach of covenant or agreement of any other Stockholder.

         3.3 Termination. This Agreement shall terminate and be of no further force and effect, and all obligations of the parties hereunder shall cease, upon the earlier to occur of (a) a determination not to seek the Charter Amendments and a termination of the Note Purchase Agreement and
(b) September 25, 2002.

         3.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, Delaware law, regardless of any law that might otherwise govern under applicable principles of conflicts of law.

         3.5 Miscellaneous. As used herein, the term "affiliate" when used with respect to the Stockholders shall have the meaning ascribed to such term in the Note Purchase Agreement, but shall exclude the Company to the extent it might be deemed an affiliate.




                  [REST OF THIS PAGE INTENTIONALLY LEFT BLANK]


         IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date set forth in the first paragraph hereof.


                                         AOL TIME WARNER INC.


                                         By:  /s/ Raymond S. Murphy
                                              --------------------------------
                                              Name:    Raymond S. Murphy
                                              Title:


                                         BANCO ITAU S.A.


                                         By: /s/ Milton Luis Ubach Monteiro
                                             ---------------------------------
                                         Name:  Milton Luis Ubach Monteiro
                                         Title: Executive Vice President


                                         By:  /s/ Marco Antonio Antunes
                                         -------------------------------------
                                         Name:   Marco Antonio Antunes
                                         Title:  Manager Director


                                         BANCO ITAU S.A. - CAYMAN BRANCH


                                         By: /s/ Milton Luis Ubach Monteiro
                                             ---------------------------------
                                         Name:  Milton Luis Ubach Monteiro
                                         Title: Executive Vice President


                                         By:  /s/ Marco Antonio Antunes
                                              --------------------------------
                                         Name:  Marco Antonio Antunes
                                         Title: Manager Director


                                         ITAU BANK LIMITED


                                         By: /s/ Henri Penchas
                                              --------------------------------
                                              Name:  Henri Penchas
                                              Title: Director


                                        By:  /s/ Milton Luis Ubach Monteiro
                                         -------------------------------------
                                         Name:  Milton Luis Ubach Monteiro
                                         Title: Director




                                                                   EXHIBIT A


    Shares of the Company over which the Stockholders have Voting Power
    --------------------------------------------------------------------


-------------------------------------------------------------------------------
Stockholder                           Shares of the Company
-------------------------------------------------------------------------------
Banco Itau S.A.                       23,775,000 Shares of Class A Common Stock
-------------------------------------------------------------------------------
Banco Itau S.A.--Cayman Branch         4,237,840 Shares of Class A Common Stock
-------------------------------------------------------------------------------
Itau Bank Limited                     7,925,000 Shares of Class A Common Stock
-------------------------------------------------------------------------------





                                                              Attachment 1


             Amendment to Restated Certificate of Incorporation




                         CERTIFICATE OF AMENDMENT OF

                    RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                      AMERICA ONLINE LATIN AMERICA, INC.


It is hereby certified that:

            1. The name of the corporation (hereinafter called the "Corporation") is America Online Latin America, Inc.

            2. The Restated Certificate of Incorporation of the Corporation filed on February 14, 2002 is hereby amended by:

            (A) striking out the definitions of "ODC," "Permitted Transferee" and "Voting Stock" in Clause (b) of Article THIRD thereof and inserting the following definitions in said Article in their proper alphabetical order:

            "AOLTW" shall mean AOL Time Warner Inc., a Delaware corporation.

            "Voting Stock" shall have the meaning given in Clause (b) of Article FIFTH."

            "Majority Owned Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by, or the managing member, general partner or other solely controlling affiliate of such corporation, association, partnership, joint venture, limited liability company or other business entity is, (i) such Person, (ii) such Person and one or more Majority Owned Subsidiaries of such Person or (iii) one or more Majority Owned Subsidiaries of such Person. Any Person that is a Majority Owned Subsidiary of the Cisneros Family shall be deemed a Majority Owned Subsidiary of ODC.

            "ODC" shall mean, individually and collectively, Riverview Media Corp., a British Virgin Islands corporation, and Aspen and Atlantis, for so long as each of Aspen and Atlantis is directly or indirectly at least a Majority Owned Subsidiary of the Cisneros Family, and, any Permitted Transferee(s) for so long as such Permitted Transferee(s) are directly or indirectly at least a Majority Owned Subsidiary of member(s) of the Cisneros Family, or is a or are, member(s) of the Cisneros Family. Notwithstanding the foregoing, in each instance in this Certificate where ODC is required to (i) provide any consent to any action or inaction by the Corporation or any other Person, (ii) reject or otherwise determine not to pursue any Corporate Opportunity, or (iii) hold or vote any proxy required to be delivered hereunder, the term "ODC" shall mean, (A) Aspen and/or Atlantis, if Aspen and/or Atlantis then collectively hold at least a majority of the voting power of the High Vote Stock and Common Stock then held by ODC and its Permitted Transferees, in the aggregate, and (B) if Aspen and/or Atlantis do not then collectively hold at least a majority of the voting power of the High Vote Stock and Common Stock then held by ODC and its Permitted Transferees, in the aggregate, such Person or Persons as the Corporation may, in its sole discretion based on the stock record books of the Corporation, determine then holds at least a majority of the voting power of the High Vote Stock and Common Stock then held by ODC and its Permitted Transferees, in the aggregate.

            "Permitted Transferee" shall mean AOL, ODC, each of their Wholly-Owned Affiliates, Majority Owned Subsidiaries of such Wholly-Owned Affiliates, Employees of AOL and ODC, and members of the Cisneros Family.

            (B) striking out Clause (a) of Article FOURTH thereof and by substituting in lieu of said Clause (a) of said Article the following new
Clauses:

            "(a) AUTHORIZED CAPITAL STOCK.

                    (i) AUTHORIZED SHARES. The total number of shares of
            stock that the Corporation shall have the authority to issue is 3,250,000,000 shares, comprised of 2,250,000,000 shares of Common Stock, par value $.01 per share, issuable in three classes, as set forth below, and 1,000,000,000 shares of Preferred Stock, par value $.01 per share, issuable in one or more series as hereinafter provided.

                    (ii) COMMON STOCK. The authorized shares of Common Stock
            shall be comprised of (1) 1,400,000,000 shares of Class A Common Stock (the "Class A Common Stock"); (2) 450,000,000 shares of Class B Common Stock (the "Class B Common Stock"); and (3) 400,000,000 shares of Class C Common Stock (the "Class C Common Stock."). The Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall hereinafter collectively be called the "Common Stock.

                    (iii) PREFERRED STOCK. Of the 1,000,000,000 shares of
            Preferred Stock authorized for issuance, (1) 350,000,000 shares shall be designated and known as the "Series B Redeemable Convertible Preferred Stock" (hereinafter, the "Series B Preferred Stock"), (2) 300,000,000 shares shall be designated and known as the "Series C Redeemable Convertible Preferred Stock" (hereinafter, the "Series C Preferred Stock") and (3) the remaining shares shall be reserved for issuance by the Board in accordance with the provisions of Clause (c) of this Article FOURTH. The Series B Preferred Stock and Series C Preferred Stock shall have the rights, privileges and obligations set forth in Clause (c) of this Article FOURTH. The rights, privileges and obligations of each other series of Preferred Stock shall be as set forth in the resolution or resolutions adopted in the manner set forth in Clause (c) of this Article FOURTH. The Series B Preferred Stock, the Series C Preferred Stock and each other series of Preferred Stock created by the Corporation in accordance with the provisions of this Certificate of Incorporation shall hereinafter collectively be called the "Preferred Stock."

                    (iv) INCREASES AND DECREASES IN SIZE. The number of
            authorized shares of any class or classes or series of capital stock of the Corporation may be increased or decreased, irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted and without a separate class vote of the holders of such class or classes, except as provided in clauses (y) and (z) hereof (but not below the number of shares thereof then outstanding) after receiving each of the following votes: (x) subject to Clause (b)(i)(B) of Article FOURTH, the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of the stock of the issued and outstanding Voting Stock, voting as one class, (y) if there are one or more shares of Class B Securities then outstanding, the affirmative vote of the holders of a majority of the Class B Securities then outstanding voting together as a single class; and (z) if there are one or more shares of Class C Securities then outstanding, the affirmative vote of the holders of a majority of the Class C Securities then outstanding voting together as a single class."

            (C) striking out Clause (b)(i)(B)(1) of Article FOURTH thereof and by substituting in lieu of said Clause (b)(i)(B)(1) of said Article the following new Clause:

                        "(B)(1) Notwithstanding anything in this Certificate
                of Incorporation to the contrary, so long as any shares of High Vote Stock are outstanding, except as otherwise required by Section 242(b)(2) of the GCL, only the holder or holders, as the case may be, of the High Vote Stock shall be entitled to vote on the matters set forth in clauses (I) through (VII) of this Clause (b)(i)(B)(1), and the vote of holders of a majority of the outstanding Class B Securities and Class C Securities, each voting separately as a class, or if only one of the Class B Securities or Class C Securities is then outstanding, the vote of holders of a majority of such Class B Securities or Class C Securities shall be required to

                            (I) Approve any amendment or repeal of Article
                    THIRD of this Certificate of Incorporation or adopt any provision inconsistent therewith;

                            (II) Approve any amendment or repeal of Article
                    FOURTH of this Certificate of Incorporation or adopt any provision inconsistent therewith;

                            (III) Approve any amendment or repeal of Article
                    FIFTH of this Certificate of Incorporation or adopt any provision inconsistent therewith;

                            (IV) Approve any amendment or repeal of Articles
                    III (including Schedule 3.1(b) thereto), IV, X, or XI or
                    Section 5.2 of the By-laws;

                            (V) Approve any expansion of the business of the
                    Corporation beyond the provision of PC Access Services, AOL-branded TV Access Services, AOL-branded Wireless Access Services and AOL-branded Internet Portal Services in the Territory;

                            (VI) Approve the creation of any Operating Entity
                    in any country within the Territory; and

                            (VII) Approve the commencement of any Action
                    (without regard to the amount in controversy) or settlement of any Action to which the Corporation or any Subsidiary is a party or the subject thereof, which Action could materially adversely affect the rights of AOL or ODC or any of their Subsidiaries or Affiliates."

            (D) striking out Clause (b)(iii)(B)(1) of Article FOURTH thereof and by substituting in lieu of said Clause (b)(iii)(B)(1) of said Article the following new Clause:

                    "(B) AUTOMATIC CONVERSION UPON TRANSFER.

                            (1) Each share of High Vote Common Stock
                transferred, directly or indirectly, by one or more Parent Entities (or any Permitted Transferee) to one or more Persons other than a Permitted Transferee shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such disposition, provided that no such conversion shall occur solely as a result of the pledge, hypothecation or other similar financing transaction of any High Vote Common Stock by a Parent Entity or any Permitted Transferee so long as the transferring Parent Entity or Permitted Transferee continues to have the sole and exclusive authority and right to vote the shares subject to such pledge, hypothecation or other financing transaction. Notwithstanding the foregoing, any share of High Vote Common Stock transferred by a Parent Entity (or any Permitted Transferee) pursuant to the provisions of the preceding sentence shall, if such transfer is to any Person other than a Parent Entity or a Wholly Owned Affiliate of a Parent Entity or a Majority Owned Subsidiary of such Wholly Owned Affiliate, automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock (A) upon such transfer, unless the applicable Parent Entity obtains from such transferee a voting agreement and voting proxy, each in form and substance satisfactory to the Corporation and the other Parent Entity (if such other Parent Entity or its Wholly Owned Affiliates or Majority Owned Subsidiaries of its Wholly Owned Affiliates then holds any High Vote Stock), pursuant to which the transferee agrees to grant to the appropriate Parent Entity the right to vote all shares of High Vote Common Stock transferred to such Person, such vote to be at the sole discretion of the appropriate Parent Entity, (B) upon the termination of, or the occurrence of any event invalidating or modifying in any material respect the voting provisions contained in, any voting agreement or voting proxy entered into pursuant to the provisions of the preceding Clause (A), and (C) solely with respect to a transfer to an Employee of AOL, ODC and/or one or more Cisneros Family members, if (i) such transfer (1) with respect to transfers by AOL and its Permitted Transferees, either individually or when aggregated with all prior transfers of Series F Preferred Stock and High Vote Stock to Employees of AOL, exceeds 20,371,667 shares (as such number shall be equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, and assuming for purposes of such calculation that (x) all shares of Series F Preferred Stock so transferred are converted into High Vote Common Stock at the Series F Conversion Ratio and (y) all shares of High Vote Preferred Stock so transferred are converted into High Vote Common Stock at the applicable Conversion Ratio) and (2) with respect to transfers by ODC and its Permitted Transferees, either individually or when aggregated with all prior transfers of High Vote Stock to Employees of ODC and Cisneros Family members, exceeds 19,972,382 shares (as such number shall be equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, and assuming for purposes of such calculation that all shares of High Vote Preferred Stock so transferred are converted into High Vote Common Stock at the applicable Conversion Ratio) or (ii) such person ceases to be an Employee of the transferring AOL or ODC, as the case may be. For purposes of the foregoing, AOL shall be the appropriate Parent Entity with respect to any transfers of Class B Common Stock and ODC shall be the appropriate Parent Entity with respect to any transfers of Class C Common Stock. A copy of every voting agreement and voting proxy entered into in accordance with the provisions hereof, and all amendments thereto or modifications thereof, must be filed with the Corporation promptly after its execution. Notwithstanding the foregoing, (y) if any Permitted Transferee ceases to qualify as a Permitted Transferee at anytime following the transfer of the High Vote Common Stock, then each share of the High Vote Common Stock transferred to such Permitted Transferee shall automatically convert, at the time that the transferee ceases to so qualify, into one (1) fully paid and non-assessable share of Class A Common Stock; and (z) no transfer of High Vote Common Stock may be made, and any such transfer shall not be deemed to be valid by the Corporation, if such transfer would, when combined with all other transfers of such High Vote Common Stock previously consummated, require the Corporation to register the Class B Common Stock and/or Class C Common Stock under the Securities Exchange Act of 1934, as amended. Determinations as to the occurrence of events listed in this Clause (b)(iii)(B) of Article FOURTH shall be made by a majority of the Board of Directors, subject to the provisions of Clause (c) of Article FIFTH regarding the approval of actions with stockholders."

            (E) striking out Clause (b)(iii)(C) of Article FOURTH thereof and by substituting in lieu of said Clause (b)(iii)(C) of said Article the following new Clause:

                        "(C) If at any time AOL, its Permitted Transferees
                and its Employees own less than 50,929,167 shares of Class B Common Stock in the aggregate (including shares of Class B Common Stock issuable directly or indirectly upon conversion, exercise or exchange of (i) then outstanding shares of any Series B Preferred Stock and Series F Preferred Stock, (ii) then outstanding 11% Senior Convertible Notes (the "Initial Notes") issued under the Note Purchase Agreement dated as of March 8, 2002 between the Corporation and AOLTW (as amended, supplemented, or modified or restated from time to time (the "Note Purchase Agreement")) or 11% Senior Convertible Notes issued as interest on the Initial Notes or any other 11% Senior Convertible Notes (collectively, the "PIK Notes"; together with the Initial Notes, the "Notes"), or (iii) any other securities convertible into or exchangeable or exercisable for, directly or indirectly, Class B Common Stock (other than the warrant issued to AOL dated August 7, 2000 to purchase 16,541,250 shares of Series B Preferred Stock, but including any shares, directly or indirectly issued upon the exercise thereof), and as adjusted to negate any reduction in the number of shares of Class B Common Stock and/or Series B Preferred Stock owned by AOL resulting from the admission of a Strategic Partner approved by the Special Committee pursuant to Article FIFTH, Clause (d) and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction) (a "Class B Triggering Event"), then each share of Class B Common Stock then issued and outstanding, including shares issuable upon the conversion of Series B Preferred Stock in connection with the occurrence of the Class B Triggering Event, shall thereupon be converted automatically as of such date into one
                (1) fully paid and non-assessable share of Class A Common Stock. Upon the determination by the Corporation that such automatic conversion has occurred, notice of such automatic conversion shall be given by the Corporation as soon as practicable thereafter by means of a press release and written notice to all holders of Class B Common Stock, and the Secretary of the Corporation shall be instructed to, and shall promptly, request from each holder of Class B Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate representing each such share of Class B Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to Article FOURTH, Clause (b)(iii)(H) below. Effective upon a Class B Triggering Event, the term of any then serving Class B Directors shall terminate, and the size of the Board and any committee of the Board on which any such director serves shall be decreased by the number of Class B Directors then serving thereon."

            (F) striking out Clause (b)(iii)(D) of Article FOURTH thereof and by substituting in lieu of said Clause (b)(iii)(D) of said Article the following new Clause:

                        (D) If at any time ODC, its Permitted Transferees,
                members of the Cisneros Family and ODC Employees own less than 49,930,955 shares of Class C Common Stock in the aggregate (including shares of Class C Common Stock, directly or indirectly, issuable upon conversion, exercise or exchange of (i) then outstanding shares of Series C Preferred Stock,
                (ii) any other securities convertible into or exchangeable or exercisable for, directly or indirectly, Class C Common Stock, and as adjusted to negate any reduction in the number of shares of Class C Common Stock and/or Series C Preferred Stock owned by ODC resulting from the admission of a Strategic Partner approved by the Special Committee pursuant to Article FIFTH, Clause (d) and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction) (a "Class C Triggering Event"), then each share of Class C Common Stock then issued and outstanding, including shares issuable upon the conversion of Series C Preferred Stock in connection with the occurrence of the Class C Triggering Event, shall thereupon be converted automatically as of such date into one
                (1) fully paid and non-assessable share of Class A Common Stock. Upon the determination by the Corporation that such automatic conversion has occurred, notice of such automatic conversion shall be given by the Corporation as soon as practicable thereafter by means of a press release and written notice to all holders of Class C Common Stock, and the Secretary of the Corporation shall be instructed to, and shall promptly, request from each holder of Class C Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate representing each such share of Class C Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and together with transfer tax stamps or funds therefor, if required pursuant to Article FOURTH, Clause (b)(iii)(H) below. Effective upon a Class C Triggering Event, the term of any then serving Class C Directors shall terminate, and the size of the Board and any committee of the Board on which any such director serves shall be decreased by the number of Class C Directors then serving thereon.

            (G) striking out Clause (c)(i)(A) of Article FOURTH thereof and by substituting in lieu of said Clause (c)(i)(A) of said Article the following new Clause:

                "(i)   DESIGNATION AND AMOUNT.

                       (A) SERIES B PREFERRED STOCK. The number of shares
                constituting the Series B Preferred Stock shall be 350,000,000 (Three Hundred Fifty Million). Such number of shares may be increased or decreased in accordance with the other provisions of this Article FOURTH, provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into or exchangeable for Series B Preferred Stock."

            (H) striking out Clause (c)(i)(B) of Article FOURTH thereof and by substituting in lieu of said Clause (c)(i)(B) of said Article the following new Clause:

                        "(B) SERIES C PREFERRED STOCK. The number of shares
                constituting the Series C Preferred Stock shall be 300,000,000 (Three Hundred Million). Such number of shares may be increased or decreased in accordance with the other provisions of this Article FOURTH, provided, however, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into or exchangeable for Series C Preferred Stock."

            (I) adding the following new sentence immediately after the existing text of Clause (c)(ii)(A) of Article FOURTH thereof:

                "Without limiting the terms of Clause (c)(ii)(B) below, if dividends are declared with respect to the Common Stock or any class or series of capital stock ranking junior to the High Vote Preferred Stock then holders of High Vote Preferred Stock shall be entitled to receive a dividend equivalent to that which would have been payable had the High Vote Preferred Stock been converted into shares of Common Stock immediately prior to the record date for payment of the dividend on the Common Stock and no such dividend on Common Stock shall be paid unless and until such dividend also shall have been paid on the High Vote Preferred Stock."

            (J) striking out Clause (c)(ii)(B) of Article FOURTH thereof and by substituting in lieu of said Clause(c)(ii)(B) of said Article the following new Clause:

                        "DIVIDEND RESTRICTIONS. Unless all accrued dividends
                on the High Vote Preferred Stock pursuant to Clause
                (c)(ii)(A) of Article FOURTH shall have been paid or declared, no dividend shall be paid or declared, and no distribution shall be made, on any Common Stock or any class or series of capital stock ranking junior to the High Vote Preferred Stock. No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any class or series of the Corporation's stock heretofore or hereafter issued ranking, as to dividends, on a parity with or junior to the High Vote Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, authorized, declared or paid on the High Vote Preferred Stock. The restrictions contained in this Clause (c)(ii)(B) and in Clause (c)(ii)(A) above shall not apply to any dividend or distribution in respect of which an adjustment has been, or simultaneously is being, made pursuant to the provisions of Clause (c)(v)(D) of this Article FOURTH."

      (K) striking out Clause (c)(iii)(A) of Article FOURTH thereof and by substituting in lieu of said Clause (c)(iii)(A) of said Article the following new Clause:

                "(iii)  LIQUIDATION, DISSOLUTION OR WINDING-UP.

                        (A) PREFERRED PREFERENCE. In the event of any
                voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment of all amounts owing to holders of capital stock ranking senior to the High Vote Preferred Stock, the holders of shares of High Vote Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock or any class or series of capital stock ranking junior to the High Vote Preferred Stock by reason of their ownership thereof, an amount equal to the Weighted Average B Liquidation Amount per share of Series B Preferred Stock and the Weighted Average C Liquidation Preference per share of Series C Preferred Stock (collectively, the "Liquidation Preference"), in each case plus an amount equal to all accrued but unpaid dividends, if any, to the date of winding up, whether or not declared ("Accrued Dividends"), on the High Vote Preferred Stock.

                As used herein, the Weighted Average B Liquidation Amount at any time shall be determined (subject to equitable adjustment for stock splits, including stock splits by way of a dividend but excluding dividends paid pursuant to Clause (c)(ii)(A) of this Article FOURTH) according to the following formula:

                Weighted Average B
                  Liquidation Amount =              $316,337,311.4 + B Proceeds
                                                    ---------------------------
                                                     116,010,456 + New B Shares

                Where:

                "New B Shares" equals the number of shares of Series B Preferred Stock that were issued after March 8, 2002 for actual consideration received by the Corporation in the form of cash or other property or through the conversion or exercise of convertible or other securities of the Corporation and shall include the number of shares of Series B Preferred Stock then outstanding that were issued upon conversion of (i) any of the Notes (including any Notes issued by the Corporation in order to satisfy any interest payments due under such Notes) issued pursuant to the Note Purchase Agreement, and (ii) any of the Series F Preferred Stock, but, in each case, excluding shares of Series B Preferred Stock issued as dividends on Series B Preferred Stock or interest on Notes or received upon conversion of Series F Preferred Stock received as interest or dividends on Series F Preferred Stock or interest on Notes; and

                "B Proceeds" means the aggregate dollar amount of cash proceeds and the aggregate dollar value, as determined by the Board in good faith, of other consideration directly or indirectly received by the Corporation in connection with the issuance of any Series B Preferred Stock issued after March 8, 2002 (including (without duplication) in connection with the issuance and exercise, exchange or conversion of securities or other rights that are exercisable or exchangeable for or convertible into Series B Preferred Stock and specifically including the aggregate amount of principal and interest retired by the Corporation under the Notes upon conversion thereof and the aggregate liquidation preference (but not accrued dividends) of any Preferred Stock that is converted into Series B Preferred Stock).

                As used herein, the Weighted Average C Liquidation Amount at any time shall be determined (subject to equitable adjustment for stock splits, including stock splits by way of a dividend but excluding dividends paid pursuant to Clause (c)(ii)(A) of this Article FOURTH) according to the following formula:

                Weighted Average C
                  Liquidation Amount =        $303,848,244.44 + C Proceeds
                                              ----------------------------
                                               111,413,994 + New C Shares

                Where:

                "New C Shares" equals the number of shares of Series C Preferred Stock that were issued after March 8, 2002 for actual consideration received by the Corporation in the form of cash or other property or through the conversion or exercise of convertible or other securities of the Corporation; and

                "C Proceeds" means the aggregate dollar amount of cash proceeds and the aggregate dollar value, as determined by the Board in good faith, of other consideration directly or indirectly received by the Corporation in connection with the issuance of any Series C Preferred Stock issued after March 8, 2002 (including (without duplication) in connection with the issuance and exercise, exchange or conversion of securities or other rights that are exercisable or exchangeable for or convertible into Series C Preferred Stock.

                If upon such liquidation, distribution or winding-up of the Corporation, whether voluntary or involuntary, the assets available to be distributed to the holders of High Vote Preferred Stock are insufficient to permit payment in full of the Liquidation Preference together with Accrued Dividends on the High Vote Preferred Stock to such holders, then such assets shall be distributed first, ratably among the holders of the Series B Preferred Stock until such time as they shall have received a per share amount equal to the Series B Priority, and thereafter ratably among all of the holders of High Vote Preferred Stock in the ratio of (A) the Weighted Average B Liquidation Amount minus the Series B Priority plus the Accrued Dividends on the Series B Preferred Stock for each share of Series B Preferred Stock to (B) the Weighted Average C Liquidation Amount plus Accrued Dividends on the Series C Preferred Stock for each share of Series C Preferred Stock. As used herein "Series B Priority" means $66,334,778.74 divided by the sum of 116,010,456 plus the number of New B Shares. Promptly following any change in the number of New B Shares or New C Shares or in the amount of B Proceeds or C Proceeds or upon request of any stockholder, the Chief Financial Officer of the Corporation will provide a certificate setting forth the B Proceeds, the New B Shares, the C Proceeds and the New C Shares."

            (L) striking out Clause (c)(v)(A)(3) of Article FOURTH thereof and by substituting in lieu of said Clause (c)(v)(A)(3) of said Article the following new Clause:

                "(3) AUTOMATIC CONVERSION UPON TRANSFER. Each share of High Vote Preferred Stock transferred, directly or indirectly, by one or more Parent Entities (or any Permitted Transferee) to one or more Persons other than a Permitted Transferee shall automatically upon such transfer convert into that number of fully paid and non-assessable shares of the High Vote Common Stock into which it is then convertible, at the then applicable Conversion Ratio, and each such share of High Vote Common Stock immediately and automatically thereafter shall convert into one (1) fully paid and non-assessable share of Class A Common Stock, provided that no such conversion shall occur solely as a result of the pledge, hypothecation or other similar financing transaction of any High Vote Preferred Stock by a Parent Entity or any Permitted Transferee so long as the transferring Parent Entity or Permitted Transferee continues to have the sole and exclusive authority and right to vote the shares subject to such pledge, hypothecation or other financing transaction. Notwithstanding the foregoing, any share of High Vote Preferred Stock transferred by a Parent Entity (or any Permitted Transferee) pursuant to the provisions of the preceding sentence shall, if such transfer is to any Person other than a Parent Entity or a Wholly Owned Affiliate of a Parent Entity or a Majority Owned Subsidiary of such Wholly Owned Affiliate, automatically convert into that number of fully paid and non-assessable shares of the High Vote Common Stock into which it is then convertible at the then applicable Conversion Ratio, and each such share of High Vote Common Stock immediately and automatically thereafter shall convert into one (1) fully paid and non-assessable share of Class A Common Stock (A) upon such transfer, unless the applicable Parent Entity obtains from such transferee a voting agreement and voting proxy, each in form and substance satisfactory to the Corporation and the other Parent Entity (if such other Parent Entity or its Wholly Owned Affiliates or Majority Owned Subsidiaries of its Wholly Owned Affiliates then holds any High Vote Stock), pursuant to which the transferee agrees to grant to the appropriate Parent Entity the right to vote all shares of High Vote Preferred Stock transferred to such Person, such vote to be at the sole discretion of the appropriate Parent Entity, (B) upon the termination of, or the occurrence of any event invalidating or modifying in any material respect the voting provisions contained in, any voting agreement or voting proxy entered into pursuant to the provisions of the preceding Clause (A), and (C) solely with respect to a transfer to an Employee of AOL, ODC and/or one or more Cisneros Family members, if (i) such transfer (1) with respect to transfers by AOL and its Permitted Transferees, either individually or when aggregated with all prior transfers of Series F preferred Stock and High Vote Stock to Employees of AOL, exceeds 20,371,667 shares (as such number shall be equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, and assuming for purposes of such calculation that (x) all shares of Series F Preferred Stock so transferred are converted into High Vote Common at the Series F Conversion Ratio and (y) all shares of High Vote Preferred Stock so transferred are converted into High Vote Common Stock at the applicable Conversion Ratio) and (2) with respect to transfers by ODC and its Permitted Transferees, either individually or when aggregated with all prior transfers of High Vote Stock to Employees of ODC and Cisneros Family members, exceeds 19,972,382 shares (as such number shall be equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction, and assuming for purposes of such calculation that all shares of High Vote Preferred Stock so transferred are converted into High Vote Common Stock at the applicable Conversion Ratio) or (ii) such person ceases to be an Employee of AOL or ODC, as the case may be. For purposes of the foregoing, AOL shall be the appropriate Parent Entity with respect to any transfers of Series B Preferred Stock and ODC shall be the appropriate Parent Entity with respect to any transfers of Series C Preferred Stock. A copy of every voting agreement and voting proxy entered into in accordance with the provisions hereof, and all amendments thereto or modifications thereof, must be filed with the Corporation promptly after the execution thereof. Notwithstanding the foregoing, (y) if any Permitted Transferee ceases to qualify as a Permitted Transferee at anytime following the transfer of the High Vote Preferred Stock, then each share of the High Vote Preferred Stock transferred to such Permitted Transferee shall automatically convert, at the time that the transferee ceases to so qualify, into that number of fully paid and non-assessable shares of the High Vote Common Stock into which it is then convertible at the then applicable Conversion Ratio, and each such share of High Vote Common Stock immediately and automatically thereafter shall convert into one (1) fully paid and non-assessable share of Class A Common Stock; and (z) no transfer of High Vote Preferred Stock may be made, and any such transfer shall not be deemed to be valid by the Corporation, if such transfer would, when combined with all other transfers of such High Vote Preferred Stock previously consummated, require the Corporation to register any of the Class B Securities and/or Class C Securities under the Securities Exchange Act of 1934, as amended. Determinations as to the occurrence of events listed in this Clause (c)(v)(A)(3) of Article FOURTH shall be made by a majority of the Board of Directors, subject to the provisions of Clause (c) of Article FIFTH regarding the approval of actions with stockholders. In addition, if any Person other than a Parent Entity or a Permitted Transferee otherwise acquires any direct or indirect ownership interest in a share of High Vote Preferred Stock, such share of High Vote Preferred Stock automatically shall convert into that number of fully paid and non-assessable shares of the High Vote Common Stock into which it is then convertible at the then applicable Conversion Ratio, and each such share of High Vote Common Stock immediately and automatically thereafter shall convert into one (1) fully paid and non-assessable share of Class A Common Stock, in any event, upon such Person acquiring such ownership interest; provided that no such conversion shall occur solely as a result of the pledge, hypothecation or other similar financing transaction of any High Vote Preferred Stock by a Parent Entity or any Permitted Transferee so long as the appropriate Parent Entity or Permitted Transferee continues to have the sole and exclusive authority and right to vote the shares subject to such pledge, hypothecation or other financing transaction. For purposes of the foregoing, AOL shall be the appropriate Parent Entity with respect to any pledges, hypothecations or other similar financing transactions with respect to any Series B Preferred Stock and ODC shall be the appropriate Parent Entity with respect to any pledges, hypothecations or other similar financing transactions with respect to any Series C Preferred Stock."

            (M) striking out Clause (c)(v)(C)(4) of Article FOURTH thereof and by substituting in lieu of said Clause (c)(v)(C)(4) of said Article the following new Clause (c)(v)(C)(4):

                (4) Upon any such conversion, no adjustment to the then applicable Conversion Ratio shall be made for any declared but unpaid dividends on the shares of High Vote Preferred Stock surrendered for conversion or on the shares of Common Stock delivered upon conversion, provided that such dividend shall be paid in cash or in shares of capital stock into which the shares of such High Vote Preferred Stock have been converted.

            (N) striking out Clause (c)(vi)(A) of Article FOURTH thereof and by substituting in lieu of said Clause (c)(vi)(A) of said Article the following new Clause:

                "(A) MANDATORY REDEMPTION BY THE CORPORATION. Subject to the last sentence of this Clause (c)(vi)(A), the Corporation shall redeem out of funds legally available therefore all of the then outstanding shares of High Vote Preferred Stock pursuant to this Clause (c)(vi)(A) of Article FOURTH at the Redemption Price (the "Mandatory Redemptions") pursuant to the following schedule:

                For the Series B Preferred Stock:

                         (1) on August 7, 2005, the Corporation shall redeem
                    a percentage of the shares of Series B Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) 101,858,334 divided by (b) the sum of 116,010,456 plus the number of shares of Series B Preferred Stock that were previously issued (i) upon conversion of the Notes and any of the Series F Preferred Stock and (ii) as interest on the Senior Convertible Notes (collectively, the "Third Tranche Shares") and the number of shares of Series B Preferred Stock previously issued after March 8, 2002 other than the Third Tranche Shares or shares of Series B Preferred Stock issued as a dividend on the Series B Preferred Stock pursuant to Clause (c)(ii)(A) of this Article FOURTH ("Series B Additional Shares");

                         (2) on April 2, 2006, the Corporation shall redeem a
                    percentage of the shares of Series B Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) 14,152,122 divided by (b) the sum of 14,152,122 plus the number of Third Tranche Shares and Series B Additional Shares;

                         (3) on March 8, 2007 or such later date upon which
                    the holders of the Notes who have delivered a notice of conversion of all or a portion of their Notes shall have received their shares of Series B Preferred Stock issuable upon such conversion, the Corporation shall redeem a percentage of the shares of Series B Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) the number of Third Tranche Shares divided by (b) the sum of the number of Third Tranche Shares plus the number of Series B Additional Shares. In the event there are no Series B Additional Shares outstanding as of such date, then all remaining shares of Series B Preferred Stock then outstanding, if any, will be redeemed on such date; and

                         (4) if any shares of Series B Preferred Stock are
                    outstanding after March 8, 2007, the Corporation shall redeem, on a date 30 days following the fifth anniversary (a "Series B Fifth Anniversary Date") of the agreement pursuant to which any Series B Additional Shares were issued, a percentage of the shares of Series B Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) the number of Series B Preferred Stock previously issued as contemplated by such agreement (including pursuant to the conversion of any securities contemplated thereby) (the "Series B Fifth Anniversary Shares") divided by (b) the sum of the number of Series B Fifth Anniversary Shares plus the number of any Series B Additional Shares that are not, and were not, on a previous Series B Fifth Anniversary Date, Series B Fifth Anniversary Shares. On the final Series B Fifth Anniversary Redemption Date all shares of Series B Preferred Stock then outstanding will be redeemed.

                For the Series C Preferred Stock:

                         (1) on August 7, 2005, the Corporation shall redeem
                    a percentage of the shares of Series C Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) 97,803,960 divided by (b) the sum of 111,413,994 plus the number of shares of Series C Preferred Stock that were previously issued after March 8, 2002 pursuant to Clause (c)(ii)(A) of this Article FOURTH ("Series C Additional Shares");

                         (2) on April 2, 2006, the Corporation shall redeem a
                    percentage of the shares of Series C Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) 13,610,034 divided by (b) the sum of 13,610,034 plus the number of Series C Additional Shares. In the event that there are no Series C Additional Shares outstanding as of such date the all remaining shares of Series C Preferred Stock then outstanding, if any, will be redeemed on such date; and

                         (3) if any shares of Series C Preferred Stock are
                    outstanding after April 2, 2006, the Corporation shall redeem, on a date 30 days following the fifth anniversary (a "Series C Fifth Anniversary Date") of the agreement pursuant to which any Series C Additional Shares were issued, a percentage of the shares of Series C Preferred Stock outstanding as of such date equal to 100 multiplied by the quotient of (a) the number of Series C Preferred Stock previously issued as contemplated by such agreement (including pursuant to the conversion of any securities contemplated thereby) (the "Series C Fifth Anniversary Shares") divided by (b) the sum of the number of Series C Fifth Anniversary Shares plus the number of any Series C Additional Shares that are not, and were not, on a previous Series C Fifth Anniversary Date, Series C Fifth Anniversary Shares. On the final Series C Fifth Anniversary Date all shares of Series C Preferred Stock then outstanding will be redeemed.

                Each such date is referred to herein as a "Redemption Date." Upon any Mandatory Redemption, the Corporation shall redeem from each holder of High Vote Preferred Stock then outstanding the applicable percentage or amount of each Series of High Vote Preferred Stock then held by such holder. The "Redemption Price" per share of High Vote Preferred Stock to be redeemed at each Mandatory Redemption shall mean an amount in cash or shares of Class A Common Stock (valued at its then Fair Market Value), at the Corporation's option, equal to the sum of the Weighted Average Liquidation Amount attributable to such share plus an amount equal to all accrued but unpaid dividends attributable to such share as of the applicable Redemption Date. Notwithstanding anything in this Clause (c)(vi) no Mandatory Redemption shall take place on any Redemption Date with respect to the number of shares of the applicable High Vote Preferred Stock that have been converted with respect to which a conversion notice has been delivered pursuant to Clause (c)(v) and which have not previously resulted in a reduction in the number of shares of such High Vote Preferred Stock on a previous Redemption date pursuant to this sentence.

            (O) striking out Clause (b)(i) of Article FIFTH thereof and by substituting in lieu of said Clause (b)(i) of said Article the following new
Clause:

                "(b) REMOVAL OF DIRECTORS.

                     (i) Any Class B Director and any Class C Director may be
            removed from office for cause only by the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of the stock of the Corporation entitled to vote generally in the election of Class A Directors ("Voting Stock"), voting together as a single class."


      3. The amendment of the restated certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


Signed this __ day of __________, 2002.


                                           By:  ______________________________
                                                Name:
                                                Title: